As filed with the Securities and Exchange Commission on August 23, 2013

Registration No. 333-134877

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QLOGIC CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0537669
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

26650 Aliso Viejo Parkway

Aliso Viejo, California 92656

(Address, Including Zip Code, of Principal Executive Offices)

PathScale, Inc.

2001 Equity Incentive Plan

(Full Title of the Plan)

Jean Hu

Interim Chief Executive Officer,

Senior Vice President and Chief Financial Officer

QLogic Corporation

26650 Aliso Viejo Parkway

Aliso Viejo, California 92656

(949) 389-6000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Gary J. Singer, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, CA 92660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

QLogic Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 9, 2006 (Commission File No. 333-134877 and referred to herein as the “Registration Statement”). The Registration Statement included the registration for offer or sale pursuant to the PathScale, Inc. 2001 Equity Incentive Plan (the “PathScale Plan”) of a total of 307,533 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”).

Effective on April 3, 2006, pursuant to the terms of that certain Merger Agreement, dated as of February 15, 2006, among the Registrant, PS Merger Sub, Inc., a wholly owned subsidiary of the Registrant (“Merger Sub”), PathScale, Inc. (“PathScale”) and a representative of the holders of capital stock of PathScale, Merger Sub merged with and into PathScale (the “Merger”), as a result of which PathScale became a wholly owned subsidiary of the Registrant. Pursuant to the Merger Agreement, each option granted under the PathScale Plan that was unvested at the time of the Merger was assumed by the Registrant.

All of the options under the PathScale Plan assumed by the Registrant pursuant to the Merger have been exercised or have expired or otherwise terminated. Pursuant to this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant hereby deregisters any and all remaining unissued shares of Common Stock registered for issuance under the PathScale Plan pursuant to the Registration Statement. For purposes of clarity, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement does not apply to the shares of Common Stock registered for issuance under the QLogic Corporation 2005 Performance Incentive Plan pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on August 23, 2013.

QLOGIC CORPORATION

By:	/s/ Jean Hu
Jean Hu
Interim Chief Executive Officer,
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints H.K Desai and Jean Hu, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jean Hu Jean Hu	Interim Chief Executive Officer, Senior Vice President and Chief Financial Officer (Principal Executive, Financial and Accounting Officer)	August 23, 2013

/s/ H.K. Desai H.K. Desai	Chairman of the Board and Executive Chairman	August 23, 2013

Signature	Title	Date

/s/ Balakrishnan S. Iyer Balakrishnan S. Iyer	Director	August 23, 2013

Christine King	Director

/s/ Kathryn B. Lewis Kathryn B. Lewis	Director	August 23, 2013

/s/ D. Scott Mercer D. Scott Mercer	Director	August 23, 2013

George D. Wells	Director

/s/ William M. Zeitler William M. Zeitler	Director	August 23, 2013